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                                                                   Exhibit 99.1


NEWS RELEASE


SONUS PHARMACEUTICALS, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

Bothell, Wash., -- August 21, 1996 -- SONUS Pharmaceuticals, Inc. (Nasdaq NNM:
SNUS), announced today that its Board of Directors has approved the adoption of a Shareholder Rights Plan. The Rights Plan, which is similar to rights plans adopted by a number of other public companies, provides for the distribution to SONUS Pharmaceuticals, Inc.'s shareholders of one preferred stock purchase "Right" for each outstanding share of SONUS Pharmaceuticals's common stock. The Rights have an exercise price of $140 per Right, subject to subsequent adjustment. Initially, the Rights will trade with the Company's common stock, and will not be exercisable until the occurrence of certain takeover-related events.

Generally, the Rights Plan provides that if a person or group acquires 15% or more of the Company's common stock without the approval of the Board, the holders of the Rights, other than the acquiring person or group, would, under certain circumstances, have the right to purchase additional shares of the Company's common stock having a market value equal to two times the exercise price of the Right. In addition, if the Company's consolidated assets or earning power are sold, then the Right will entitle its holder, other than the acquiring person or group, to buy common shares of the acquiring entity having a market value equal to two times the exercise price of the Right.

The Rights will be distributed to holders of the Company's common stock of record on August 23, 1996, as a dividend, and will expire, unless earlier redeemed, on August 23, 2006. Further details relating to the Rights Plan will be distributed in a mailing to the Company's stockholders in September 1996.

"The adoption of the stockholder rights plan is not a response to any current effort to acquire control of the corporation," said Steven C. Quay, M.D., Ph.D., founder, president and chief executive officer. "While the stockholder rights plan will not prohibit the acquisition of the company, it establishes certain rights to ensure that should any unsolicited acquisition occur, it would be on terms equitable to all stockholders," Dr. Quay further noted.

SONUS Pharmaceuticals, Inc., based in Bothell Wash., is engaged in the research and development of proprietary contrast agents for use in ultrasound imaging. More than 50 million ultrasound studies are performed annually in the U.S., of which approximately 18 million are for radiology applications and approximately 14 million are for cardiology applications. The Company's products are being investigated to improve the management of heart disease, cancer, infectious diseases and other debilitating conditions.
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SONUS PHARMACEUTICALS, INC., SHAREHOLDER RIGHTS PLAN - PAGE 2

Contact:  Gregory Sessler
          SONUS Pharmaceuticals, Inc.
          (206) 487-9500

NOTE: SONUS Pharmaceuticals' press releases are available via PR Newswire's Company News on Call service. To receive previous SONUS press releases via fax, dial 1-800-758-5804, ext. 108377. SONUS releases also can be accessed on the Internet at http://www.prnewswire.com/ or at http://www.shareholdernews.com/snus.

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